Exhibit 99.1

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen (Investor Relations)

(973) 357-3283

Release Date: Immediate

Cytec Announces Second Quarter Results

As-Adjusted Continuing EPS of $1.51

Up 86% over comparable 2012

Updates Full Year 2013 Guidance

WOODLAND PARK, N.J., July 18, 2013 — Cytec Industries Inc. (NYSE: CYT) announced today net earnings attributable to Cytec for the second quarter of 2013 of $34.6 million or $0.83 per diluted share. Net sales from continuing operations were $514 million. Earnings from continuing operations were $62.6 million or $1.51 per diluted share. Loss from discontinued operations was $28.0 million or $0.68 per diluted share. Included in the quarter for continuing operations are several special items that total less than $0.1 million of net charges after-tax, or $0.00 per diluted share, and are outlined further in this release. Excluding these special items, earnings from continuing operations were $62.6 million or $1.51 per diluted share.

Net earnings attributable to Cytec for the second quarter of 2012 were $40.6 million or $0.86 per diluted share. Net sales from continuing operations were $404 million. Earnings from continuing operations were $12.4 million or $0.26 per diluted share. Earnings from discontinued operations were $28.6 million or $0.61 per diluted share. Net earnings attributable to non-controlling interests (which are associated with the discontinued operations) were $0.4 million or $0.01 per diluted share. Included in the quarter for continuing operations were several special items that totaled $25.7 million of net expense after-tax or $0.55 per diluted share. Excluding the special items, earnings from continuing operations were $38.1 million or $0.81 per diluted share.

As a reminder, earnings for all periods have been adjusted to include the favorable impact of the change in pension and other post retirement benefit accounting. The second quarter 2013 adjusted earnings per share from continuing operations includes $0.14 as a result of the retrospective application of the change in pension accounting, and the second quarter 2012 includes $0.08.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “Our second quarter results reflect the solid performance of the Aerospace Materials and In Process Separation growth platforms. Both segments delivered top line growth and significant earnings expansion, with aerospace organic growth driven by increased large commercial aircraft build rates, and mining driven by copper and base metal production. The main area of weakness continues to be the Industrial Materials business, which is plagued by a challenging European economy that has resulted in softer demand across our core industrial markets. Despite the current weak demand, I remain very positive about the longer term growth potential in the industrial materials market as we continue to see increased opportunities for the use of our composite materials, particularly in the automotive sector. Overall demand for the products that we supply to the aerospace materials and specialty chemicals markets remains resilient despite the uncertainties in the global economy.”

Cytec Aerospace Materials sales increased 15% to $250 million; Operating Earnings increased to $54.6 million.

In Aerospace Materials, selling volumes increased by 4% versus the second quarter 2012 primarily driven by 787 program ramp up and higher single aisle build rates. Partially offsetting this growth was the impact of destocking in the military sector and build rate reductions in certain business jet and large commercial aircraft programs. Higher selling prices and acquisition related volumes increased sales by 3% and 8%, respectively.

Operating earnings of $54.6 million were up significantly versus earnings of $40.3 million in the prior year quarter, primarily due to higher selling volumes and prices which were partially offset by higher manufacturing costs to meet increased production demands. The favorable impact due to the change in accounting for pensions and other post retirement benefits is approximately $4.6 million and $3.3 million for the second quarters 2013 and 2012, respectively.

Cytec Industrial Materials sales were $85 million; Operating Earnings were $5.0 million.

Sales in the quarter were below forecast due mainly to weak European demand impacting sales of structural materials to the high performance automotive and motorsports markets as well as lower process material sales related mainly to a large US wind energy customer. Included in second quarter results is $12 million of sales related to the distribution product line which has recently been divested.

Operating earnings were $5.0 million for the quarter which represents an improvement over first quarter performance due primarily to selling price increases and favorable product mix. The favorable impact due to the change in accounting for pensions and other post retirement benefits is approximately $0.2 million in each period.

Cytec In Process Separation sales increased 6% to $106 million; Operating Earnings increased to $28.4 million.

In Process Separation selling volumes increased by 6% versus the second quarter of 2012 driven by strong demand for mining products related to copper and other base metals including modest improvement in alumina sales. Growth was partially offset by temporary mine shutdowns and production rate reductions at two mines which reduced expected sales by approximately $4 million in the quarter. Growth was also offset by reduced demand for phosphine chemicals related to fumigation sales in North America and destocking in the electronics market in Asia, both of which are expected to be short-term impacts, as interest for phosphine technology remains high across the broader markets. Selling prices and exchange rates on sales were essentially flat versus the prior year quarter.

Operating earnings were $28.4 million versus $28.0 million in the prior year quarter due to the higher selling volumes. The favorable impact due to the change in accounting for pensions and other post retirement benefits is approximately $1.0 million and $0.9 million, for the second quarters of 2013 and 2012, respectively.

Cytec Additive Technologies sales decreased 2% to $73 million; Operating Earnings decreased to $12.2 million.

In Additive Technologies, overall selling volumes were down 2% versus the second quarter 2012 primarily due to a planned rationalization of a low margin product within the specialty additives product line. Sales of polymer additive products were particularly strong related to demand improvement in the European agricultural film market and general demand improvement for differentiated technologies in North American markets. Changes in the selling prices and the overall impact of exchange rates were essentially flat versus the prior year quarter.

Operating earnings of $12.2 million were down versus $14.4 million in the second quarter of 2012, primarily due to increased manufacturing costs. Operating margins in this segment remain strong as the business continuously seeks opportunities to improve profitability. The favorable impact due to the change in accounting for pensions and other post retirement benefits is approximately $1.0 million and $0.7 million, for the second quarters of 2013 and 2012, respectively.

Discontinued Operations

On April 3, 2013, we completed the sale of the Coating Resins Business to Advent International, a global private equity firm for a total value of $1,133 million including assumed liabilities of approximately $118 million. The after-tax loss on the sale recorded in the second quarter, excluding any final working capital adjustment, is $15.5 million, which includes a tax expense of $37.5.

On July 15, 2013 we announced completion of the sale of the former Umeco distribution product line, currently part of the Industrial Materials segment, to Cathay Investments for total consideration of 5.5 million GBP cash ($8.6 million based on a 1.56 exchange rate) subject to customary post-close adjustments. A charge of $12.5 million was recorded in the second quarter to write down the carrying value of the asset group to fair value.

Special Items

In the second quarter of 2013 a number of special items were recorded in continuing operations that resulted in net pre-tax charges of $0.7 million ($0.0 million expense after-tax or $0.00 per diluted share).

David Drillock, Vice President and Chief Financial Officer commented. “Included in Corporate and Unallocated, in Manufacturing Cost of Sales, is a pre-tax charge of $2.9 million ($2.0 million after-tax or $0.05 per diluted share) related to an asset write-off at our manufacturing facility in Nagpur, India. We expect to invest in a range of $15 million to $20 million to upgrade the facility and improve safety and environmental standards and the project should be completed by mid-year 2014. This site, when operational, will increase the flexibility and responsiveness of our supply chain to meet growing customer demand in Africa and Asia while reducing costs.”

Included in Corporate and Unallocated, principally in Administrative and general, are pre-tax net charges of $0.6 million ($0.4 million after-tax or $0.01 per diluted share) primarily related to initiatives to reduce stranded costs resulting from the sale of Coating Resins, and personnel reductions in the acquired Umeco business. Mr. Drillock added, “The Umeco reductions are related to our recently announced initiative to consolidate operations from the Costa Mesa, Adelanto and Huntington Beach, California sites, each acquired from the acquisition, into its Winona, Minnesota and Tulsa, Oklahoma locations.”

In addition, included in Corporate and Unallocated, principally in Manufacturing Cost of Sales, is a pre-tax net benefit of $8.2 million ($5.2 million after-tax or $0.13 per diluted share) for mark to market adjustments related to remeasurement of Cytec’s pension and other postretirement benefit plans. This remeasurement of the plans, normally done in the fourth quarter of each year, was triggered by the sale of the Coating Resins business.

Mr. Drillock commented further, “Included in Corporate and Unallocated, in Other expense, is a pre-tax charge of $3.2 million ($3.2 million after-tax or $0.08 per diluted share) related to the exit and shutdown of our Process

Materials Joint Venture in China. The joint venture, acquired as part of the 2012 acquisition of Umeco, served the Chinese wind energy market. After reviewing the market potential and operations of the joint venture, it was decided that continuing the unprofitable venture was not in the best interests of both partners.”

Also included in Corporate and Unallocated, in Other Expense, are pre-tax net charges of $2.2 million ($1.6 million after-tax or $0.04 per diluted share). This is mostly related to an increase in environmental liability at an inactive international site for a change in estimate triggered by revisions to existing local policies.

Included in Income tax provision is $2.0 million of income tax benefit ($0.05 per diluted share) related to a revision of our previously accrued estimated income tax liability on the unrepatriated earnings of certain foreign subsidiaries as a result of the sale of our Coating Resins business. The revision is primarily due to changes in the tax attributes of certain foreign subsidiaries.

In the second quarter of 2012, a number of special items were recorded in continuing operations that resulted in a net pre-tax charge of $15.2 million ($25.7 million expense after-tax or $0.55 per diluted share).

Income Tax Expense

The income tax expense related to continuing operations for the second quarter of 2013 was $26.4 million, compared with $27.9 million of expense in the second quarter of 2012. Excluding the tax benefit of $2.7 recorded in the first quarter and the impact of special items discussed herein, the overall underlying annual tax rate for the second quarter of 2013 was 30.7% versus the underlying annual tax rate in the second quarter of 2012 of 31.5%.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Additional time is required to prepare the Statement of Cash Flows reflecting the Coating Resins segment as discontinued operations. The Statement of Cash Flows will be available in our quarterly 10-Q filing which is expected to be filed on or about August 2, 2013. On a continuing basis, our net working capital days at the end of the second quarter were three days higher at 83 days compared to the end of the first quarter of 2013. At quarter end, inventory and accounts receivable days of 81 and 49 days were down one and two days respectively, compared with the end of the first quarter this year. Accounts payable days were down by six days compared to the first quarter of 2013.”

“Capital spending for continuing operations in the quarter was $78 million and six months ended June 30, 2013 was $132 million, with almost all of the spending attributable to our growth platforms. Our expectation for capital spending for the full year 2013 is approximately $300 million, mostly related to previously announced manufacturing capacity expansions in the Aerospace Materials and In Process Separation segments.”

Change in Pension and Other Post Retirement Benefit Accounting

In the second quarter Cytec changed its method of accounting for its continuing pension and other postretirement benefit (OPEB) plans to a more preferable method referred to as mark-to-market (MTM) which was announced in a press release dated July 8, 2013. As a result of the retrospective application of this change, Cytec’s operating earnings will increase by $30 million pre-tax in 2013 compared to what it would have been under the previous method of accounting, excluding any mark-to-market adjustments.

2013 Outlook

Mr. Drillock commented, “Our target for stranded cost reduction has been negatively impacted by the early termination of certain transition services provided to the divested Coating Resins business and our estimate for costs related to employee benefits. The impact on our guidance for 2013 is approximately $9 million pre-tax and 2014 annualized is $13.5 million. While it will be difficult to make a meaningful reduction to the 2013 amount, plans are already in place that will reduce the 2014 impact by approximately 60% and we are in the process of reviewing all areas of the company to find offsets for the remaining amount so that there is no impact in 2014.”

In the discussion that follows, earnings and forecasted earnings for all periods have been adjusted to include the favorable impact of the change in pension and other post retirement benefit accounting.

Mr. Fleming continued, “We have successfully transformed the Cytec portfolio and I am excited about the growth opportunities ahead. However, we do have several short-term headwinds in the second half of this year which I will cover in the outlook by segment as follows.

In Aerospace Materials, aircraft with higher levels of composite content continue to be the main driver of growth in the segment. Cytec’s growth this year is primarily in the large commercial transport sector as a result of Boeing’s ramp up of the 787 with some additional support from single-aisle programs which contributed to the growth in the second quarter. We previously estimated growth from the business jet market to complement large commercial growth this year, but based on the latest program schedules, we now expect the business and regional jet programs to level out for the second half of this year. The military sector is also expected to be flat for the remainder of the year which we believe is primarily due to destocking by subcontractors adjusting to a slower ramp-up for the F-35 program. As a result, we have modified our revenue estimate and now estimate segment sales in a range of $970 to $980 million down from our previous range of $980 to $990 million. Full year operating earnings are now projected in a range of $179 million to $184 million which includes $4.7 million of additional stranded costs. This compares to our prior forecast for operating earnings of

$184 to $189 million. Included in the earnings estimate is the favorable impact of $13.6 million from the pension and other post retirement benefit accounting change. Excluding these two items, aerospace materials earnings guidance is unchanged from the guidance provided on April 18, 2013. Also note that the Aerospace Materials forecast for the second half of 2013 continues to reflect a maintenance shutdown of our carbon fiber plant which is estimated to reduce earnings by approximately $6 million, the majority of this expected to impact the fourth quarter.

The Industrial Materials business continues to face increasing headwinds in Europe, with multiple customer program delays occurring in the high-performance automotive sector and reduced demand in the motorsports sector, the largest markets for our structural materials. Further contributing to the sales shortfall, Process Material sales volumes are negatively impacted by a significant drop in wind energy demand related to a customer specific issue. All in all, we project the remainder of this year to weaken further and as a result we are reducing full year revenues to be in a range of $270 to $285 million, down from our previous range of $300 to $315 million. Operating earnings are estimated to be in a range of $10 to $12 million, which includes $0.6 million of additional stranded costs. This compares to the prior range of $18 to $22 million. Included in the earnings estimate is a $0.3 million benefit from the pension and other post retirement benefit accounting change. The above amounts exclude the results from the recently divested Distribution Business.

The In Process Separation segment continues to deliver great results despite the pressure this year on alumina demand and metal prices. A number of opportunities remain in copper and other base metals whereby use of our advanced separation technologies with better metallurgical performance offers valuable benefits as customers are working to optimize productivity as a result of lower ore grades and escalating energy costs. We do not anticipate much improvement in the alumina market due to slowing production in Asia, but we are continuing to project three new mine start-ups in copper and other base metals in the second half of this year. We remain confident in our ability to deliver good growth this year. Factoring in the impact of the temporary mine shutdowns and another quarter of short-term softness in certain phosphine markets previously highlighted, we are modifying our estimate for full year revenues to be in a range of $405 to $425 million from the prior range of $410 to $430 million. Our forecast for operating earnings is now a range between $93 and $97 million which includes $2 million of additional stranded costs. This compares to the prior range of $99 to $103 million. Included in the earnings estimates is the favorable impact of $2.7 million from the pension and other post retirement benefit accounting change.

In Additive Technologies, we expect demand in the U.S. to remain stable through the year across most of our end markets, with modest growth in differentiated polymer additive products offsetting flat demand in specialty additive products. We continue to estimate sales in a range of $275 million to $285 million for the full year and operating earnings in a range of $39 million to $41 million, which includes $2 million of additional stranded costs. This compares to the prior range of $41 to $43 million. Included in the earnings estimate is a favorable impact of $3.1 million from the pension and other post retirement benefit accounting change.

The guidance for Corporate and Unallocated expenses is approximately $34 million for the full year which includes a favorable impact of $10.3 related to the aforementioned pension and other post retirement benefit accounting change. Interest Expense, net is forecast to be about $17 million, slightly higher than prior forecast. The forecast for the underlying annual tax rate is expected to be in the range of 30.5% to 32.5% which excludes the $2.7 million benefit with respect to the U.S. reinstatement of 2012 business tax incentives primarily related to the R&D tax credit recorded in the first quarter of 2013, and the impact of special items discussed herein.

Taking the above into account, including the aforementioned accounting change for pension and other post retirement benefits, the revised estimate for 2013 adjusted diluted earnings per share is in a range of $4.70 to $4.90.

Mr. Fleming concluded, “We have made great progress with the transformation of our portfolio of businesses over the past two years. I am very excited about the growth opportunities we are pursuing across our entire portfolio and despite the short term headwinds, I remain extremely confident about our future and our ability to deliver growth and greater value for our shareholders.”

Six Month Results

Net earnings attributable to Cytec for the six months ended June 30, 2013 were $70.3 million or $1.61 per diluted share on net sales of $991 million. Earnings from continuing operations were $71.4 million or $1.63 per diluted share. Loss from discontinued operations was $1.1 million or $0.02 per diluted share, net of noncontrolling interest.

Special Items

During the six month ended June 30, 2013, a number of special items were recorded that resulted in net pre-tax charges of $46.9 million ($30.1 million after-tax or $0.70 per diluted share) as follows:

•

Included in Corporate and Unallocated, principally in Manufacturing cost of sales and Administrative and general, are pre-tax net charges of $1.1 million ($0.8 million after-tax or $0.02 per diluted share) primarily related to initiatives to reduce stranded costs resulting from the sale of Coating Resins, and personnel reductions in the acquired Umeco business.

•

Included in Corporate and Unallocated, in Manufacturing cost of sales, is a pre-tax charge of $2.9 million ($2.0 million after-tax or $0.05 per diluted share) related to an asset write-off at our manufacturing facility in Nagpur, India.

•

Included in Corporate and Unallocated, in Other expense, is a pre-tax charge of $3.2 million ($3.2 million after-tax or $0.07 per diluted share) related to the shutdown of our Process Materials Joint Venture in China.

•

Included in Corporate and Unallocated, in Other expense, are pre-tax net charges of $2.2 million ($1.6 million after-tax or $0.04 per diluted share) primarily related to an increase in environmental liability at an inactive site for a change in estimate.

•

Included in Corporate and Unallocated, principally in Manufacturing cost of sales, is a net pre-tax benefit of $1.9 million ($1.2 million after-tax or $0.03 per diluted share) related to pension and other postretirement benefit mark-to-market adjustments.

•

Included in Corporate and Unallocated, in Loss on early extinguishment of debt, is a pre-tax charge of $39.4 million ($24.7 million after-tax or $0.57 per diluted share) related to premiums associated with the repurchase of $328 million of our outstanding public debt.

•

Included in Income tax provision is $1.0 million of net income tax benefit ($0.02 per diluted share) related to a revision of our previously accrued estimated income tax liability on the unrepatriated earnings of certain foreign subsidiaries as a result of the sale of our Coating Resins business. The revision is primarily due to changes in the tax attributes of certain foreign subsidiaries.

Excluding these special items, earnings from continuing operations were $101.5 million or $2.33 per diluted share.

Net earnings attributable to Cytec for the six months ended June 30, 2012 were $89.6 million or $1.91 per diluted share on net sales of $782 million. Earnings from continuing operations were $37.0 million or $0.79 per diluted share. Earnings from discontinued operations were $52.6 million or $1.12 per diluted share, net of noncontrolling interest.

In the first six months of 2012 a number of special items were recorded in continuing operations that resulted in a net pre-tax charge of $29.5 million ($34.6 million expense after-tax or $0.74 per diluted share).

Excluding these special items, earnings from continuing operations were $71.6 million or $1.53 per diluted share.

Investor Conference Call to be Held on Friday, July 19, 2013 at 11:00am ET

Cytec will host their second quarter earnings release conference call on July 19, 2013 at 11:00am ET.

The conference call will also be simultaneously webcast for all investors from Cytec’s website.

Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings from continuing operations attributable to Cytec excluding special items and diluted earnings per share (continuing operations attributable to Cytec) excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$513.8	$404.0	$991.2	$782.0
Manufacturing cost of sales	329.5	269.5	668.2	533.8
Selling and technical services	37.1	34.5	75.4	66.6
Research and process development	11.1	12.8	23.9	25.3
Administrative and general	30.8	35.5	61.1	61.4
Amortization of acquisition intangibles	3.8	0.9	7.5	1.7

Earnings from operations	101.5	50.8	155.1	93.2
Other expense, net	7.5	2.0	8.2	1.0
Loss on early extinguishment of debt	0.0	0.2	39.4	0.2
Equity in loss of associated companies	0.2	0.0	0.3	0.0
Interest expense, net	4.8	8.3	11.5	17.0

Earnings from continuing operations before income taxes	89.0	40.3	95.7	75.0

Income tax provision	26.4	27.9	24.3	38.0

Earnings from continuing operations	62.6	12.4	71.4	37.0

Earnings from discontinued operations before loss on sale, net of tax	—	28.6	31.6	53.6
Loss on sale of discontinued operations, net of tax	(28.0)	—	(32.3)	—

(Loss)/Earnings from discontinued operations, net of tax	(28.0)	28.6	(0.7)	53.6

Net earnings	34.6	41.0	70.7	90.6
Less: Net earnings attributable to noncontrolling interests	—	(0.4)	(0.4)	(1.0)

Net earnings attributable to Cytec Industries Inc.	$34.6	$40.6	$70.3	$89.6

Comprehensive (loss)/income	$(35.9)	$(6.1)	$(26.6)	$72.6
Less: Comprehensive income attributable to noncontrolling interest	—	(0.5)	(0.2)	(0.7)

Comprehensive (loss)/income attributable to Cytec Industries Inc.	$(35.9)	$(6.6)	$(26.8)	$71.9

Earnings/(loss) per share attributable to Cytec Industries Inc.
Basic earnings per common share
Continuing operations	$1.53	$0.27	$1.66	$0.80
Discontinued operations (net of noncontrolling interest)	(0.68)	0.61	(0.02)	1.14

	$0.85	$0.88	$1.64	$1.94

Diluted earnings/(loss) per common share
Continuing operations	$1.51	$0.26	$1.63	$0.79
Discontinued operations (net of noncontrolling interest)	(0.68)	0.60	(0.02)	1.12

	$0.83	$0.86	$1.61	$1.91

Dividends per common share	$0.125	$0.125	$0.25	$0.25

Shares used in calculating earnings per common share (in 000s)
Basic	40,826	46,247	42,911	46,104
Diluted	41,534	46,963	43,682	46,796

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Millions of Dollars)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Sales:
Aerospace Materials
Sales to external customers	$249.9	$217.0	485.9	$424.2
Intersegment sales	0.2	0.0	0.3	0.0
Industrial Materials	85.0	12.7	169.0	24.2
In Process Separation	106.4	100.2	195.2	191.8
Additive Technologies
Sales to external customers	72.5	74.1	141.1	141.8
Intersegment sales	0.1	0.3	0.3	0.5

Net sales from segments	514.1	404.3	991.8	782.5
Elimination of intersegment revenue	(0.3)	(0.3)	(0.6)	(0.5)

Total consolidated net sales	$513.8	$404.0	991.2	$782.0

	Three months ended June 30,				Six months ended June 30,
		% of		% of		% of		% of
	2013	Sales	2012	Sales	2013	Sales	2012	Sales
Earnings from operations:
Aerospace Materials	$54.6	21.8%	$40.3	18.6%	$99.7	20.5%	$86.5	20.4%
Industrial Materials	5.0	5.9%	2.0	15.7%	7.9	4.7%	3.9	16.1%
In Process Separation	28.4	26.7%	28.0	27.9%	46.2	23.7%	51.6	26.9%
Additive Technologies	12.2	16.8%	14.4	19.4%	21.2	15.0%	21.5	15.2%

Earnings from segments	100.2	19.5%	84.7	20.9%	175.0	17.6%	163.5	20.9%
Corporate and Unallocated, net (1)	1.3		(33.9)		(19.9)		(70.3)

Total earnings from operations	$101.5	19.8%	$50.8	12.6%	$155.1	15.6%	$93.2	11.9%

(1)	Corporate and Unallocated includes the following:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net restructuring adjustments	$—	$11.6	$—	$11.4
Costs related to stranded cost reduction and headcount reduction in the legacy Umeco business	0.6	—	1.1	—
Asset write-off related to a facility in Nagpur, India	2.9	—	2.9	—
Pension and OPEB mark-to-market (benefit) adjustment	(8.2)	—	(1.9)	13.9
Umeco acquisition costs	—	2.9	—	2.9
Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	—	0.7	—	1.3
Continuing costs previously allocated to Coating Resins	—	17.6	—	34.8

Total	$(4.7)	$32.8	$2.1	$64.3

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR PERIOD

(unaudited)

	Three Months Ended June 30, 2013 % Variance Due To				Six Months Ended June 30, 2013 % Variance Due To
Segment	Volume	Acquisition	Price	FX	Volume	Acquisition	Price	FX

Aerospace Materials	4%	8%	3%	0%	4%	8%	3%	0%

Industrial Materials	NM	NM	NM	NM	NM	NM	NM	NM

In Process Separation	6%	0%	0%	0%	1%	0%	1%	0%

Additive Technologies	–2%	0%	0%	0%	0%	0%	0%	0%

Total Cytec Continuing Operations	3%	23%	1%	0%	2%	23%	2%	0%

NM - not meaningful since majority of the difference is due to acquisition

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except per share amounts) (Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$327.7	$179.3
Trade accounts receivable, less allowance for doubtful accounts of $5.1 and $4.7 as of June 30, 2013 and December 31, 2012, respectively	286.5	263.6
Other accounts receivable	73.8	39.1
Inventories	271.6	269.8
Deferred income taxes	15.0	38.4
Other current assets	22.5	18.9
Assets held for sale	—	409.7

Total current assets	997.1	1,218.8

Investment in associated companies	—	1.7

Plants, equipment and facilities, at cost	1,431.8	1,310.4
Less: accumulated depreciation	(492.4)	(475.1)

Net plant investment	939.4	835.3

Acquisition intangibles, net of accumulated amortization of $50.9 and $43.9 as of June 30, 2013 and December 31, 2012, respectively	170.5	183.7
Goodwill	516.7	525.3
Deferred income taxes	48.7	8.9
Other assets	76.3	88.7
Assets held for sale	—	1,061.8

Total assets	$2,748.7	$3,924.2

Liabilities
Current liabilities
Accounts payable	$207.8	$176.4
Short-term borrowings	—	3.0
Current maturities of long-term debt	0.4	136.1
Accrued expenses	172.0	177.4
Income taxes payable	69.4	51.4
Deferred income taxes	3.7	0.6
Liabilities held for sale	—	265.9

Total current liabilities	453.3	810.8

Long-term debt	715.9	567.4
Pension and other postretirement benefit liabilities	190.8	275.5
Other noncurrent liabilities	199.1	198.3
Deferred income taxes	31.9	70.9
Liabilities held for sale	—	198.3

Stockholders’ equity

Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,648,625 at 6/30/13 and 49,618,861 shares at 12/31/12	0.5	0.5
Additional paid-in capital	464.1	465.6
Retained earnings	1,478.7	1,419.2
Accumulated other comprehensive income/(loss)	72.7	155.7
Treasury stock, at cost, 13,009,467 shares in 2013 and 4,672,700 shares in 2012	(858.3)	(243.3)

Total Cytec Industries Inc. stockholders' equity	1,157.7	1,797.7

Noncontrolling interest	—	5.3

Total equity	1,157.7	1,803.0

Total liabilities and stockholders’ equity	$2,748.7	$3,924.2

Reconciliation of GAAP and Non-GAAP Measures

Amounts in millions except per share amounts

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended June 30, 2013

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$62.6	$1.51
- Net charges related to stranded cost reduction initiative and headcount reduction in the legacy Umeco business	0.4	0.01
- Write-offs related to a manufacturing facility in Nagpur, India	2.0	0.05
- Loss related to exit of process materials joint venture in China	3.2	0.08
- Environmental liability adjustments	1.6	0.04
- Revision to established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	(2.0)	(0.05)
- Pension and OPEB MTM adjustments	(5.2)	(0.13)

Non-GAAP net earnings from continuing operations	$62.6	$1.51

Three Months Ended June 30, 2012

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$12.4	$0.26
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	0.4	0.01
- Umeco acquisition costs	2.9	0.06
- Net restructuring charges	7.9	0.17
- Established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	14.5	0.31

Non-GAAP net earnings from continuing operations	$38.1	$0.81

Six Months Ended June 30, 2013

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$71.4	$1.63
- Net charges related to stranded cost reduction initiative and headcount reduction in the legacy Umeco business	0.8	0.02
- Write-offs related to a manufacturing facility in Nagpur, India	2.0	0.05
- Loss related to exit of process materials joint venture in China	3.2	0.07
- Environmental liability adjustments	1.6	0.04
- Pension and OPEB MTM adjustments	(1.2)	(0.03)
- Premiums paid on early tender for public debts	24.7	0.57
- Revision to established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	(1.0)	(0.02)

Non-GAAP net earnings from continuing operations	$101.5	$2.33

Six Months Ended June 30, 2012

	Net earnings	Diluted EPS
GAAP earnings from continuing operations	$37.0	$0.79
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	0.9	0.02
- Umeco acquisition costs	2.9	0.06
- Net restructuring charges	7.8	0.17
- Established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	14.5	0.31
- Pension and OPEB MTM adjustments	8.6	0.19

Non-GAAP net earnings from continuing operations*	$71.6	$1.53

*	May not add due to rounding